Exhibit 99.1

VERB Continues SaaS Recurring Revenue Growth Year-Over-Year and Quarter-Over-Quarter in Q2 2021 Filing

●	SaaS recurring revenue grew 26% year over year and 10% sequentially
●	3 New ‘Hyper Growth’ Products released in Q2 including:

○	verbMAIL video email solution for Microsoft Outlook – Gmail version coming
○	powerful Attribution feature added to verbLIVE creating an affiliate marketing component, increasing total addressable market exponentially
○	PULSE, an AI/BI-based feature set that tracks prospect interactions then educates salespeople while it automates the selling process

●	VERB Marketplace [codename], an online destination for livestream shopping, is in active beta testing with multiple retailers

NEWPORT BEACH, Calif. and SALT LAKE CITY, August 16, 2021 (GLOBE NEWSWIRE) — Verb Technology Company, Inc. (Nasdaq: VERB) (“VERB” or the “Company”), the leader in interactive video-based sales enablement applications, including interactive livestream ecommerce, webinar, CRM and marketing applications for entrepreneurs and enterprises, today reported financial and operating results for the second quarter and six months ending June 30, 2021.

Management Commentary

“It’s been a very exciting time for us at VERB. Since we last reported in May, we have made several milestone announcements that highlight our solid progress in delivering best-in-class sales-driving technology and applications,” said Rory J. Cutaia, CEO of VERB. “We released verbMAIL for the Microsoft Outlook platform, a revolutionary video email solution that makes our proprietary interactive video technology available to over one billion Outlook users, turning a favorite contact management tool into a favorite sales tool. We announced a major partnership with Market America Worldwide | SHOP.COM, for the deployment of our verbLIVE livestream ecommerce application to over 100,000 distributors globally, and launched it with our Attribution feature throughout Asia, Europe and North America in July. We also announced a similar partnership this quarter with NewAge, Inc., a direct-to-consumer (D2C) sales company, to add up to 600,000 distributors on our platform in 75 countries.

“And we introduced PULSE, our newest sales enablement platform feature. It’s like a sales coach in your pocket tracking your interactions with your prospects and telling you what to do next to close that sale.

“For the second quarter, our SaaS recurring revenue grew 26% year over year and 10% from the previous quarter. Our results do not include contributions from any of the recently announced products and partnerships, but we expect these to produce a positive revenue impact in the coming quarters.

“We believe that our technology and suite of sales enablement solutions give us a clear competitive advantage and position us to lead the burgeoning high-growth livestream ecommerce sector, which has already seen tremendous success in Asia and which we believe is set to gain ground in the U.S. and other markets. In addition to launching verbLIVE with Market America and multiple sales applications with NewAge, Inc., we are continuing to build a robust sales pipeline targeting larger businesses that can accelerate product adoption and boost annual recurring revenues.

“We continue to improve on our offerings, fine-tuning and elevating, and adding new, value-enhancing, innovative features and products that will continue to allow us to deliver the industry leading sales enablement tools our clients and customers have come to expect from us. We are also adding sales and marketing professionals to respond to the growing demand we are cultivating while simultaneously increasing product penetration among existing clients. We are continuing to deliver paradigm-shifting technology and products which represent long-term, value-creating revenue catalysts that drive our growth and increase shareholder value. We are excited to report on our continued progress for the remainder of the year.”

Second Quarter 2021 Financial Results and Recent Company Highlights

●	Total SaaS recurring revenue (a component of Total Digital revenue) was $1.6 million, up 26% year over year, and up 10% over Q1 2021.
●	SaaS recurring revenue as a percentage of Total Digital revenue was 88%, compared with 76% for the same period last year and up over the 81% we reported in Q1 2021.
●	Total Digital revenue of approx. $1.8 million, up 8% year over year.
●	Total combined revenue of approx. $2.4 million represents the 10% growth in our SaaS recurring revenue over last quarter and 26% over last year, and a reduction in revenue from the legacy printing and fulfillment side of our business of approximately $400K since last year as that component of our business is driven by our clients’ in-person conferences and sales events which were essentially non-existent due to the continuing effects of COVID.
●	Added 12 new client contracts with a guaranteed base value of $715,000 and expected annual recurring revenue of $405,000. However, those numbers do NOT include the expanded revenue we expect to recognize from existing clients who have recently launched and those that are about to launch verbLIVE with Attribution, which should add not less than an additional $1 million, conservatively, in annual recurring revenue.
●	Total user downloads now at 2.8M, up more than 75% over the 1.6M reported in same period last year, and up from approximately 2.0M as of May 13, 2021, which represents an increase of 40% in just the last 90 days.
●	Research and development expenses were $3.2 million, compared with $1.6 million for the same period last year, with the increase attributed to the development of verbLIVE, VERB’s new Attribution feature, product enhancements to verbCRM, the Microsoft Outlook integration and the forthcoming new Marketplace platform, among other as yet unannounced features and products.
●	General and administrative expenses were $6.5 million, compared with $4.0 million for the same period last year, with the increase attributed to labor-related costs to support growth, marketing expenses, professional services, as well as expenses related to an additional quarter of SoloFire operations following the acquisition.
●	Cash on the balance sheet totaled $6.4 million as of June 30, 2021, compared with $1.8 million on December 31, 2020.
●	Announced the general commercial release of verbMAIL for Microsoft Outlook, which provides interactive video email capabilities for Outlook users who can now add interactive clickable buttons and icons right in the video for easy-click purchasing by viewers (“Buy-It-Now”), scheduling appointments, downloading or viewing product literature and media, and many other sales enabling interactions.
●	Partnered with Market America Worldwide SHOP.COM to launch SHOP LIVE™, powered by verbLIVE, providing its global distributors with their own livestreaming channel to easily demonstrate and sell products to current or potential customers at any time.
●	Partnered with NewAge, Inc. for delivery of their sales enablement app for use by up to 600,000 of their brand partners and distributors in 75 countries to help increase customer engagement and sales conversion rates. The app includes customer relationship, content, and learning management systems, and they are expected to add verbLIVE, our livestream shopping app in September 2021.
●	Introduced a new, powerful Attribution feature to verbLIVE, which adds affiliate marketing technology to allow anyone to receive credit for purchases made by their referrals to verbLIVE sessions hosted by others, which we expect will drive attendance and revenues exponentially.
●	Introduced PULSE, an AI/BI-based feature set that tracks prospect interactions then educates salespeople while it automates the selling process
●	New VERB platform [codename] Marketplace, a new 24/7 online shopping destination, is in active beta testing with multiple retailers. Simultaneous interactive livestream sessions hosted by retailers, consumer brands, and influencers across numerous categories will comprise Marketplace, creating a fun, engaging and social shopping experience for consumers and hosts alike.

Six Months Ended Financial Results

●	Total SaaS recurring revenue (a component of Total Digital revenue) was $3.1 million, up 31% year over year
●	SaaS recurring revenue as a percentage of Total Digital revenue was 85%, compared with 74% for the first 6 months of 2020.
●	Total Digital revenue of approx. $3.6 million, up 15% year over year.
●	Research and development expenses were $6.1 million, compared with $2.9 million for the same period last year, with the increase attributed to the development of verbLIVE, VERB’s new Attribution feature, product enhancements to verbCRM, the Microsoft Outlook integration, the forthcoming new Marketplace platform, among other as yet unannounced features and products.
●	General and administrative expenses were $13.9 million, compared with $7.5 million for the same period last year, with the increase attributed to non-cash stock compensation expense, labor-related costs to support growth, professional services, marketing expenses, as well as expenses related to SoloFire operations following the acquisition.
●	Subsequent to the end of the quarter, the Company converted all remaining 1,706 preferred shares into shares of the Company’s common stock. As a result, there are no more shares of preferred stock outstanding.

Conference Call Information

VERB management will hold a conference call today, August 16, 2021, at 5:00 p.m. Eastern time, to discuss second quarter 2021 results in greater detail. A telephonic replay of the conference call is available from 8:00 p.m. Eastern time today through August 30, 2021.

VERB Q2 2021 Earnings Call
Date: Monday, August 16, 2021
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

To access by phone: Please call the conference telephone number 10-15 minutes prior to the start time. An operator will register your name and organization.
U.S. dial-in number: 1-877-300-8521
International number: 1-412-317-6026

To access by webcast: A live and archived webcast will also be available.
Webcast link: http://public.viavid.com/index.php?id=146228

Replay:
Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10159398

About VERB

Verb Technology Company, Inc. (Nasdaq: VERB) transforms how businesses attract and engage customers. The Company’s Software-as-a-Service, or SaaS, platform is based on its proprietary interactive video technology, and comprises a suite of sales enablement business software products offered on a subscription basis. Its software applications are available in over 60 countries and in more than 48 languages to large enterprise and small business sales teams that need affordable, easy-to-use, and quick-to-get-results sales tools. Available in both mobile and desktop versions, the applications are offered as a fully integrated suite, as well as on a standalone basis, and include verbCRM (Customer Relationship Management application), verbLIVE (Interactive Livestream eCommerce and Video Webinar application), verbTEAMS (a Self On-boarding version of verbCRM with built-in verbLIVE and Salesforce synchronization for small businesses and solo entrepreneurs), verbLEARN (Learning Management System application), and verbMAIL (an interactive video mail solution integrated seamlessly into Microsoft Outlook). The Company has offices in California and Utah. For more information, please visit: www.verb.tech.

Follow VERB here:

VERB on Facebook: https://www.facebook.com/VerbTechCo/

VERB on Twitter: https://twitter.com/VerbTech_Co

VERB on LinkedIn: https://www.linkedin.com/company/verb-tech/

VERB on YouTube: https://www.youtube.com/channel/UC0eCb_fwQlwEG3ywHDJ4_KQ

Download verbMAIL here: verbMAIL on Microsoft AppSource Store

FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “anticipate,” “expect,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements contained in this press release relate to, among other things, the Company’s projected financial performance and operating results, including SaaS Recurring Revenue, as well as statements regarding the Company’s progress towards achieving its strategic objectives, including the successful integration and future performance of acquisitions and performance of SoloFire. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to the COVID-19 pandemic and related public health measures on our business, customers, markets and the worldwide economy; our plans to attract new customers, retain existing customers and increase our annual revenue; the development and delivery of new products, including verbLIVE; our plans and expectations regarding software-as-a-service offerings; our ability to execute on, integrate, and realize the benefits of any acquisitions; fluctuations in our quarterly results of operations and other operating measures; increasing competition; general economic, market and business conditions. If any of these risks or uncertainties materialize, or if any of our assumptions prove incorrect, our actual results could differ materially from the results expressed or implied by these forward-looking statements. Investors are referred to our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Relations Contact:
888.504.9929
investors@verb.tech

Media Contact:
855.250.2300, ext.107
info@verb.tech